UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 13, 2009

LOWE'S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe's Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)  On November 13, 2009, the Board of Directors of Lowe’s Companies, Inc. (the “Company”) approved amendments to Section 11 of Article II of the Company’s amended and restated Bylaws, which became effective immediately upon approval.

The amended Bylaws change the advance notice deadlines in Section 11 establishing when a shareholder must notify the Company that it intends to nominate directors at an annual meeting of shareholders.  The amended Bylaws now provide that any such notice must be given not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting (instead of not less than 90 days nor more than 120 days prior to such anniversary); provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then to be timely notice by a shareholder must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made (instead of not earlier than the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made).

As a result of the amendments, for the Company’s 2010 annual meeting, to be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company:

•	not earlier than the close of business on December 30, 2009; and

•	not later than the close of business on January 29, 2010.

The preceding description is qualified in its entirety by reference to the amended and restated Bylaws of the Company, which are filed as Exhibit 3.1 to this report and are incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

(d)	Exhibits

 3.1           Bylaws of Lowe’s Companies, Inc., as amended and restated (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE'S COMPANIES, INC.

Date: November 18, 2009	By:	/s/ Matthew V. Hollifield
Matthew V. Hollifield Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Bylaws of Lowe’s Companies, Inc., as amended and restated (filed herewith)